Exhibit 10.1

EQUIPMENT LEASE LONG TERM

LESSOR: NAME AND ADDRESS	LESSEE: NAME AND ADDRESS
Atoka Coal Labs	CST 0il and Gas Corporation
7060 B South Tucson Way	7060 B South Tucson Way
Centennial, Co 80112	Centennial, CC 80112

EQUIPMENT LEASED:
QUANTITY	MANUPACTURER	MODEL	SERIAL#
1	Smeal	6T

EQUIPMENT TO BE LOCATED AT:

Kansas — various

Price:

TOTALS                  Perpetual

PAYMENTTERMS. 1st- Of Month. payments of $2,500.00 per month

1.      LEASE. Lessor hereby leases to Lessee and Lessee hereby hires and rents from the Lessor the personal property described above (the “equipment”).
2.      TERM. The initial term of this lease commences upon the delivery of the equipment to the Lessee, and ends upon the expiration of the number of monthly payments. After the initial term, this lease shall be automatically renewed on a month-to..month basis at the renewal rental specified above~ payable in advance unJess the equipment is returned to the Lessor, and the Lessor is so notified of the return.
3.      RENT. Lessee agrres to pay during the initial term of this lease a total rent equal to the amount of each rent payment as specified above multiplied by the number of such payments. The first payment and security deposit are due upon execution of this lease by Lessot Subsequent rental payments shall be made on the first day of each calendar month after the delivery of the equipment All payments shall be made to the Lessor as the address set forth above.
4.      SECURITY DEPOSIT. Lessee shall pay a security deposit in the amount of $ -0- to the Lessor to be held by Lessor. Lessor may, but shall not be obligated to, apply the security deposit securing the default of the Lessee hereunder. If the security deposit is paid to cure default, the Lessee shall promptly restore the security deposit to the full amount specified above. Upon termination of this lease, Lessor shall return to the Lessee any remaining balance of the security deposit, provided the Lessee has fulfilled all of the terms and conditions hereof.
5.      LOCATION.xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
6.     NOTICE OF DEFECTS. Unless the Lessee gives the Lessor written notice of any defect in the equipment within ten (10) days after receipt thereof, it shall be presumed, between Lessor and Lessee, that the item was delivered in good repair; and that Lessee accepts the item described above.
7.      USE AND REPAIR Lessee shall use the equipment in a careful manner; and shall comply with all laws relating to its possession, use and maintenance. Lessee shall keep the equipment in good repair, and furnish all parts required to repair same. Lessee shall not make any alterations or additi~ns to the equjpmeig without the Lessor’s prior written consent. Any additions or improvements shall belong to the Lessor.
8.     SURRENDER.. Upon termination of this lease, Lessee, at the Lessee’s expense, shall return the equipment in good repair, ordinary wear and tear excepted, to the Lessor at the Lessor’s address, or such other place as Lessor may specify within the same metropolitan area as Lessor’s offices.
9.      LOSS OR DAMAGE. Lessee shall bear the entire risk of loss, theft, damage or other destruction to the equipment, and shall insure the same, and no loss to or of the equipment shall relieve the Lessee of the obligation to pay rent hereunder. In the event of damage to any item of equipment, Lessee shall immediately repair the same. If any item is lost, stolen or destroyed, Lessee, at Lessor’s option, shall either replace the same with like equipment in good repair or pay to Lessor the balance of rent for the initial term of the lease.

10.             INSURANCE. Lessee shall provide and maintain insurance against all loss, damage or destruction of the equipment in an amount of not less than the total rent payable hereunder; and shall name the Lessor as an additional insured. Lessee shall also provide and maintain a general liability policy naming the Lessor as an additional insured. Each such policy shall expressly provide that the policy may not be cancelled or invalidated without notice to the Lessor. If the Lessee fails to procure or to maintain said insurance, the Lessor shall have the right to do so and to pay the charges therefor, and the Lessee shall repay the amount thereof with the next payment of rent.
11.             LIENS AND TAXES. Lessee shall keep the equipment free and clear of all liens and encumbrances, and shall pay all state and local taxes which may now or hereafter be imposed upon the ownership, the leasing, the rental, or possession of the equipment, excluding any income taxes imposed on the Lessor.
12.             INDEMNITY. Lessee shall indemnity Lessor against and hold the Lessor harmless from all claims, actions, proceedings, expenses, and liabilities arising in connection with the equipment
13.              ASSIGNMENT. Without the Lessor’s prior written consent, Lessee shall not assign, transfer or hypothecate any interest in this lease, nor sublet or lend the equipment to any other person. Lessor may encumber this lease or the equipment, in which case, the lease may be assigned to the mortgagor without the Lessee’s consent Lessee shall recognize the assignment or encumbrance, and shall assert no defense against the encumbmancer which the Lessee may have against the Lesson
14.              LATE CHARGES. In the event the Lessee fails to pay the rent reserved hereunder, and such rent remains unpaid for a period of ten (TO) days after notice. Lessee agrees to pay the Lessor a late charge of five percent (5%) for each month the rent shall be delinquent
15.              DEFAULT. If the Lessee fails to pay the rent herein reserved or to perform any other provisions hereof within ten (10) days after notice, or if any proceeding in bankruptcy or insolvency shall be commenced by or against the Lessee, or if the Lessee makes any assignment for the benefit of its creditors, the Lessor shall have the right, but riot the obligation, to exercise any one or more of the following remedies:
(a)      to sue for and recover all rents and other amounts then due and thereafter accruing under the lease:
(b)      to take possession of the equipment without notice or court order
(c)      to sell all or any part of the equipment at public or private sale for cash or credit and recover from lessee the cost of taking possession, storing, repairing, and selling said equipment:
(d)      to terminate this lease as to any or all items of equipment and to recover from the Lessee the excess of the balance of the rent over the fair marker value of the equipment;
(e)      to pursue any other remedies available to the Lessor.
16.              NOTICE, Any written notice required under the terms of this lease shall be deemed given by mailing itto the party at the address set forth above, certified mail, return receipt requested. Notice or demand so mailed shall be deemed effective when deposited in the United States Mail, duly addressed, and with proper postage.
17.              CHOICE OF LAW. This lease shall be construed in accordance with the laws of the State of Colorado.
I8. ATTORNEY’S FEES. In the event of a dispute between the Lessee and the Lessor arising under the terms of this lease, the prevailing party shall be entitled to the recovery of attorney’s fees.

/s/ Steven A. Tedesco	/s/ Christine Tedesco
LESSOR	LESSE

Steven A. Tedesco, Atolca Coal Labs
Date: September 4, 2008	Date: September 4. 2008

Lessee acknowledges receipt of the equipment on fourth.day of September, 2009

/s/ Christine Tedesco
LESSE